Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3, as amended, of Discover Card Master Trust I and Discover Card Execution Note Trust (Registration Numbers 333-141703, 333-141703-01, and 333-141703-02) of our attestation report dated February 6, 2009, with respect to U.S. Bank National Association’s compliance with specified servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for its Corporate Trust Asset-Backed Securities Platform as of November 30, 2008, and for the period from December 1, 2007 through November 30, 2008, included in the Annual Reports (Form 10-K) of Discover Card Master Trust I and Discover Card Execution Note Trust for the year ended November 30, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 13, 2009